SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                     FORM 8-K

                                  CURRENT REPORT
                         Pursuant to Section 13 or 15(d) of
                         The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    May 15, 1996

                            Illinois Central Railroad Company
                Exact name of Registrant as specified in its charter

        Delaware                  1-7092              36-2728842
   (State or other              (Commission          (IRS Employer
    jurisdiction                File Number)       Identification No.)
    of incorporation)

455 North Cityfront Plaza Drive, Chicago, Illinois      60611-5504
(Address of principal executive offices)                (Zip Code)

  Registrant's telephone number, including area code (312) 755-7500

Item 5.  Acquisition and Disposition of Assets

          The Illnois Central Railroad Company ("the Railroad") is a wholly owned subsidiary of Illinois Central Corporation
("IC"). On January 17, 1996, IC announced a definitive agreement for the acquisition of CCP Holdings, Inc. ("CCPH"). The purchase price will be approximately $125 million in cash, and the assumption of approximately $14 million in net debt, and approximately $18 million of capitalized lease obligations. The cash price is adjusted for any unscheduled prepayments of long-term debt prior to closing. Additionally, the actual purchase price is subject to various potential adjustments for up to one year after the closing date. The application for the required approval of the Surface Transportation Board (the "STB") was filed January 31, 1996. On April 30, 1996, the STB announced they had voted in favor of the acquisition. Formal written approval, was issued May 13,1996, and is effective June 13, 1996, after which the transaction can be closed. IC expects the closing to occur in late June or early July.

          IC is purchasing the stock of CCPH (See Exhibit 2) from CCPH's three stockholders and will account for the acquisition using the purchase method of accounting. CCPH has two principal operating subsidiaries - the Chicago Central and Pacific Railroad ("CCPR") and the Cedar River Railroad ("CRR") - which together comprise a Class II railroad system operating 850 miles of road. CCPR operates from Chicago west to Omaha, Nebraska, with connecting lines to Cedar Rapids and Sioux City, Iowa. CRR runs from Waterloo, Iowa north to Albert Lea, Minnesota.

          The audited consolidated financial statements of CCPH as of and for the years ended December 31, 1995 and 1994 and the unaudited consolidated financial statements of CCPH as of March 31, 1996 and for the three months ended March 31, 1996 and 1995 are included herein. (See Index at page 4.)

          IC expects to use its existing bank credit lines and funds received from its operating subsidiary, the Illinois Central Railroad Company (the "Railroad"). The Railroad expects to use its existing bank lines, commercial paper or newly issued medium-term notes to provide it the monies needed to dividend or loan up to $100 million to IC for the acquisition.

          In addition to the historical financial statements of CCPH, included herein are unaudited Pro Forma condensed consolidated financial statements of IC including CCPH for the periods outlined in the Index to Pro Forma Financial Information on page F-21.

Item 7.  Financial Statements and Exhibits

          (a)  Financial Statements of businesses acquired
                    See Index at page 4

          (b)  Pro Forma financial information
                    See Index at page F-21

          (c)  Exhibits
                    See Exhibit Index at E-1.

                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.





                                      ILLINOIS CENTRAL RAILROAD COMPANY



                                            John V. Mulvaney
                                               Controller




Date: May 15, 1996

                ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES

             INDEX TO FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

CCP HOLDINGS, INC.:

INTERIM:
Consolidated Statements of Income for the three months
ended March 31, 1996 and 1995                                 F-1

Consolidated Balance Sheets at March 31, 1996 and
December 31, 1995                                             F-2

Consolidated Statements of Cash Flows for the three months
ended March 31, 1996 and 1995                                 F-3

Notes to Consolidated Financial Statements                    F-4

YEAR END:
Report of Independent Public Accountants                      F-6

Consolidated Statements of Income for the years ended
 December 31, 1995, 1994  and 1993                            F-7

Consolidated Balance Sheets at December 31, 1995 and 1994     F-8

Consolidated Statements of Cash Flows for years ended
 December 31, 1995, 1994 and 1993                             F-9

Notes to Consolidated Financial Statements                    F-10

Index to Unaudited Pro Forma Financial Information            F-21

                          CCP HOLDINGS, INC.

                  CONSOLIDATED STATEMENTS OF INCOME
         FOR THE THREE MONTHS ENDED MARCH 31, 1996 and 1995
                              (In 000'S)
                             (Unaudited)

                                               1996       1995
 REVENUES                                   $21,614    $15,553

 OPERATING EXPENSES:
    Operating expenses excluding
      depreciation and amortization          10,646     11,656
    Depreciation and amortization             1,597      1,373

        Total operating expenses             12,243     13,029

        Income from operations                9,371      2,524

  OTHER INCOME (EXPENSE):
    Interest expense                           (768)    (1,074)
    Other income                                228        140

        Income before income taxes and
          extraordinary item                  8,831      1,590
  PROVISION FOR INCOME TAXES:
    Currently payable                         1,620         90
    Deferred taxes                            1,897        548

        Net Income                           $5,314       $952
                                            =======    =======

   The accompanying notes are an integral part of these statements.



                                 CCP HOLDINGS, INC.
                            CONSOLIDATED BALANCE SHEETS
                                    (In 000'S)
                                    (Unaudited)

                                              MARCH 31,  DECEMBER 31,
               A S S E T S                       1996        1995

CURRENT ASSETS:
   Cash and cash equivalents                 $  6,786    $ 15,799
   Accounts receivable                         16,004      15,883
   Materials and supplies                       2,968       2,893
   Prepaid expenses                               481         497
   Deferred income tax asset                    1,529       1,529

        Total current assets                   27,768      36,601

PROPERTY AND EQUIPMENT:
   Road property                              111,895     111,800
   Equipment                                   38,344      38,443
                                              150,239     150,243
   Less:  Accumulated depreciation            (35,933)    (34,577)
           Net Property and Equipment         114,306     115,666

OTHER ASSETS                                      457         718

                                             $142,531    $152,985

LIABILITIES AND STOCKHOLDERS' EQUITY            1996        1995

CURRENT LIABILITIES:
  Accounts payable                           $ 17,979    $ 19,249
  Income taxes payable                          1,955         949
  Deferred income                                 372         371
  Current maturities of long-term debt          5,423       5,758
  Current maturities of capital leases            973         937

         Total current liabilities             26,702      27,264

LONG-TERM LIABILITIES:

  Long-term debt, less current maturities       2,109      18,867
  Capital leases, less current maturities      16,531      16,791
  Deferred income tax liability                25,853      23,955
  Other long-term obligations                   3,210       3,210
  Deferred rehabilitation grants                8,681       8,767

         Total long-term liabilities           56,384      71,590

         Total liabilities                     83,086      98,854

STOCKHOLDERS' EQUITY:
    Common stock, no par value; 80,000 shares
     authorized, 7,600 shares issued and
     outstanding                                    8           8

   Retained earnings:
     Balance, beginning of year                54,123      43,900
     Net income for the year                    5,314      11,933
     Dividend paid                                  -      (1,710)

    Balance, end of year                       59,437      54,123

    Total stockholders' equity                 59,445      54,131

                                             $142,531    $152,985

The accompanying notes are an integral part of these statements.

                          CCP HOLDINGS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE THREE MONTHS ENDED MARCH 31, 1996 and 1995
                              (In 000's)

CASH FLOWS FROM OPERATING ACTIVITIES:               1996     1995

 Income before extraordinary item                $ 5,314   $   952
 Adjustments to reconcile income before
   extraordinary item to net cash
   provided by operating activities-
     Depreciation and amortization                 1,597     1,373
     Net gain on sale of property and
       equipment                                     (52)      (39)
 Deferred income taxes                             1,897       548
 Change in assets and liabilities-
   Accounts receivable                              (120)      217
   Materials and supplies                            (75)      (38)
   Other current assets                                -     1,143
   Prepaid expenses                                   16       (63)
   Accounts payable                                 (363)     (322)
   Income taxes payable                            1,005       291
   Accrued accounts payable                         (646)    1,771
   Deferred income                                     1        10
   Accued interest payable                          (261)       (4)
 Other balance sheet changes                          94         2
 Difference in book and cash capital                 103      (118)
     Net cash provided by operating activities     8,510     5,723

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from asset dispositions                    241       153
 Capital expenditures                               (447)     (571)
 Capital lease and note payments                    (224)     (146)
     Net cash used in investing activities          (430)     (564)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid                                        -    (1,710)
 Debt retirement                                 (17,093)   (1,394)
     Net cash used in financing activities       (17,093)   (3,104)

INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS    (9,013)    2,055
CASH AND CASH EQUIVALENTS, beginning of year      15,799     3,783
CASH AND CASH EQUIVALENTS, end of year           $ 6,786    $5,838
                                                 =======   =======

SUPPLEMENTAL DISCLOSURES:
                                                  1996       1995
   Schedule of noncash investing
     and financing activities-
       Capital lease financing                   $  -     $   -
                                                 ======   =======
   Cash paid during the year for-
     Interest                                    $1,029   $1,078
     Income taxes                                   615      141
                                                 ======   =======

The accompanying notes are an integral part of these statements.



                         CCP HOLDINGS, INC.
                   NOTES TO FINANCIAL STATEMENTS
                     MARCH 31, 1996 and 1995


1.  BASIS OF PRESENTATION:

CCP Holdings, Inc. (the Company) was founded in October 1993 to affect a restructuring of the Company's investment in railroads and real property. This restructuring was accounted for as a combination of enterprises under common control. Thus, there was no effect on the carrying value of any of the operating entities' assets and liabilities. The financial statements are presented as if the restructuring occurred on January 1, 1993.

Interim Financial Statements

In the opinion of management, these interim financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows for the periods presented. Interim results are not necessarily indicative of results for the full year. Certain 1995 amounts have been restated to conform with the presentation used in the 1996 financial statements.

2. REFINANCING:

Included on other assets as of March 31, 1996 and December 31, 1995, are refinancing costs of $698,000, net of accumulated amortization of $623,000 and $380,000, respectively. These costs are being amortized on a straight-line basis over the life of the loan. Amortization expense for 1996 included $224,000 as two additional principal payments in January and March totaling $15,000,000 were made.

3.  REVOLVING LINE OF CREDIT:

In January 1993, one Railroad obtained a 3-year unsecured $10,000,000 revolving line of credit with a bank group, replacing the agreement previously in place. An amendment was made in September 1995 extending the revolving line of credit agreement to September 1998. Interest is at the bank's prime rate plus 0.25% (8.75% at March 31, 1996) or LIBOR + 1.5%
(6.94% at December 31, 1996), as selected by the Company. The interest rate is determined by the Railroad's ratio of Funded Debt to Total Capitalization as defined in the agreement.
Based on the ratio, the interest rate will be between prime and prime plus 0.5% or between libor plus 1.25% and libor plus 1.75%. A commitment fee of 0.25% per annum on the first $5 million in unused revolver and 0.125% on the unused portion above $5 million is assessed quarterly. At March 31, 1996 and December 31, 1995 no funds were borrowed under the facility and the Railroad was in compliance with all covenants and ratios.

4.  CONTINGENCY:

One Railroad is party to certain deferred compensation agreements, the after-tax cost of which is to be funded by the majority shareholder of the Company. Pursuant to terms of these agreements, a total of 13% of the equity value of the Company would be paid to certain railroad officers upon the sale of over 50% of the Company's stock.

5.  SALE OF BUSINESS:

On January 17, 1996 the Company and its stockholders entered into a definitive agreement to sell all the stock of the Company to Illinois Central Corporation. The transaction requires Surface
Transportation Board ("STB") approval. On April 30, 1996, the STB announced they had voted in favor of the acquisition. Formal written approval, was issued May 13, 1996, and is effective June 13, 1996, after which the transaction can be closed. The Company expects the closing to occur in late June or early July.

If the transaction receives final regulatory approval and closes, the deferred compensation payments discussed in Note 4 would be required. The expense and related tax benefit would be recorded in the Company's statement of income in the period in which the transaction occurs. The required capital contribution from the majority shareholder also would be recorded and would approximately equal the net of tax amount of the deferred compensation payments, thus the net impact on stockholders' equity would be immaterial.

          REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
CCP Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of CCP HOLDINGS, INC. (a Delaware corporation) and its subsidiaries, as of December 31, 1995 and 1994, and the related consolidated statements of income and cash flows for each of the years in the three year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CCP Holdings, Inc. as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the three years ended December 31, 1995, in conformity with generally accepted accounting principles.



                                 ARTHUR ANDERSEN LLP

Chicago, Illinois,
January 19, 1996


                          CCP HOLDINGS, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
         FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 and 1993
                              (In 000'S)

                                               1995       1994      1993

 REVENUES                                   $76,039    $60,483   $66,372

 OPERATING EXPENSES:
    Operating expenses excluding
      depreciation and amortization          47,449     45,338    47,599
    Depreciation and amortization             5,529      5,347     5,214

        Total operating expenses             52,978     50,685    52,813

        Income from operations               23,061      9,798    13,559

 OTHER INCOME (EXPENSE):
    Interest expense                         (4,077)    (4,487)   (4,633)
    Other income                                870        450     2,959

        Income before income taxes and
          extraordinary item                 19,854      5,761    11,885

 PROVISION FOR INCOME TAXES:
    Currently payable                         3,958        487       827
    Deferred taxes                            3,963      2,012     3,830

        Income before extraordinary item     11,933      3,262     7,228

 EXTRAORDINARY ITEM                             -          -       8,940

 NET INCOME FOR THE YEAR                    $11,933    $ 3,262   $16,168
                                            =======    =======   =======

   The accompanying notes are an integral part of these statements.


                                 CCP HOLDINGS, INC.
                 CONSOLIDATED BALANCE SHEETS-DECEMBER 31, 1995 and 1994
                                    (In 000'S)

               A S S E T S                       1995        1994

CURRENT ASSETS:

   Cash and cash equivalents                 $ 15,799    $  3,783
   Accounts receivable                         15,883      10,819
   Materials and supplies                       2,893       2,956
   Prepaid expenses                               497         517
   Deferred income tax asset                    1,529       1,075
   Other investments                                -       1,433

        Total current assets                   36,601      20,583

PROPERTY AND EQUIPMENT:
   Road property                              111,800    108,357
   Equipment                                   38,443     37,888
                                              150,243    146,245
   Less:  Accumulated depreciation            (34,577)   (29,323)
           Net Property and Equipment         115,666    116,922

   OTHER ASSETS                                   718        838

                                             $152,985   $138,343

 LIABILITIES AND STOCKHOLDERS' EQUITY                 1995      1994

 CURRENT LIABILITIES:
  Acccounts payable                               $ 10,855  $  5,215
  Income taxes payable                                 949       769
  Employee compensation and vacations                2,750     2,254
  Taxes other than income taxes                      1,519     1,453
  Other accrued expenses                             4,496     4,383
  Current maturities of long-term debt               5,758     5,806
  Current maturities of capital leases                 937       650

         Total current liabilities                  27,264    20,530

LONG-TERM LIABILITIES:

  Long-term debt, less current maturities           18,867    24,455
  Capital leases, less current maturities           16,791    17,729
  Deferred income tax liability                     23,955    19,542
  Other long-term obligations                        3,210     3,210
  Deferred rehabilitation grants                     8,767     8,969

         Total long-term liabilities                71,590    73,905

         Total liabilities                          98,854    94,435

 STOCKHOLDERS' EQUITY
    Common stock, no par value; 80,000 shares
     authorized, 7,600 shares issued and
     outstanding                                         8         8

    Retained earnings:
     Balance, beginning of year                     43,900    40,638
     Net income for the year                        11,933     3,262
     Dividend paid                                  (1,710)        -

    Balance, end of year                            54,123    43,900

    Total stockholders' equity                      54,131    43,908

                                                  $152,985  $138,343

 The accompanying notes are an integral part of these statements.


                          CCP HOLDINGS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE YEAR ENDED DECEMBER 31, 1995, 1994 and 1993
                              (In 000's)

CASH FLOWS FROM OPERATING ACTIVITIES:               1995     1994     1993

 Income before extraordinary item                $11,933  $ 3,262  $ 7,228
 Adjustments to reconcile income before
   extraordinary item to net cash
   provided by operating activities-
     Depreciation and amortization                 5,529    5,347    5,214
     Amortization of deferred partial debt
       forgiveness                                   -        -        (74)
     Net gain on sale of property and
       equipment                                    (285)    (198)     (66)
 Recognition of deferred interest income             -        -       (183)
 Deferred income taxes                             3,963    2,012    3,830
 Change in assets and liabilities-
   Accounts receivable                            (5,065)     613      589
   Materials and supplies                             63      295     (542)
   Prepaid expenses                                   20      319       88
   Accounts payable                                5,640     (536)  (2,539)
   Income taxes payable                              178      760   (2,118)
   Employee compensation and vacation                496      151     (416)
   Taxes other than income taxes                      66      -        161
   Other accrued expenses                            113     (794)    (342)
   Other long-term obligations                       -       (199)      94
     Net cash provided by operating
        activities                                22,651   11,032   10,924

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of property and
   equipment                                         390    7,520      468
 Expenditures on construction in progress
   and property and equipment                     (4,570) (13,714)  (4,871)
 Other assets                                        -       (151)     (10)
 Maintenance allowance on capital lease              -        -        200
 Net Investments in Equity Securities              1,433   (1,433)     -
         Net cash used in investing activities    (2,747)  (7,778)  (4,213)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments of long-term debt and capital leases    (6,463)  (6,330) (35,530)
 Increase in long-term debt                          176    1,701   35,604
 Refinancing costs                                   (23)     -       (654)
 Deferred rehabilitation grants                      132      626      480
 Redemption of preferred stock                       -        -    (12,000)
 Dividends paid                                   (1,710)     -        -
     Net cash used in financing activities        (7,888)  (4,003) (12,100)

INCREASE(DECREASE) IN CASH & CASH EQUIVALENTS     12,016     (749)  (5,389)
CASH AND CASH EQUIVALENTS, beginning of year       3,783    4,532    9,921
CASH AND CASH EQUIVALENTS, end of year           $15,799  $ 3,783  $ 4,532
                                                 =======  =======  =======

SUPPLEMENTAL DISCLOSURES:
                                                  1995       1994     1993

   Schedule of noncash investing
     and financing activities-
       Capital lease financing                   $  -     $   -    $ 2,699
                                                 ======   =======  =======

   Cash paid during the year for-
     Interest                                    $4,167   $ 4,487  $ 4,671
     Income taxes                                 3,434       187    3,598
                                                 ======   =======  =======

The accompanying notes are an integral part of these statements.



                         CCP HOLDINGS, INC.
                   NOTES TO FINANCIAL STATEMENTS
                     DECEMBER 31, 1995 and 1994


1.  DESCRIPTION OF BUSINESS:

CCP Holdings, Inc. (the Company) was founded in October, 1993 to affect a restructuring of the Company's investment in railroads and real property. This restructuring was accounted for as a combination of enterprises under common control. Thus, there was no effect on the carrying value of any of the operating entities' assets and liabilities. The financial statements are presented as if the restructuring occurred on January 1, 1993.

At December 31, 1995, the Company has four wholly-owned subsidiaries, two of which are railroads and two of which are real estate management companies. The railroads operate in the states of Illinois, Iowa, Minnesota and Nebraska.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition

Freight revenue for the Railroads is recognized in proportion to the completion of a line-haul on the Railroad's line.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid debt instruments purchased with a maturity of three months or less, including commercial paper, repurchase agreements and treasury bills.

Materials and Supplies

Materials and supplies are stated at the lower of weighted average cost or net realizable value.

Other Investments

Other investments at December 31, 1994 consist of equity securities and are stated at the lower of aggregate cost or market based on quoted market prices. These equity securities were sold in 1995.

Property and Equipment

Property and equipment on the books of the subsidiaries are stated at cost. Depreciation is computed using the straight-line method. Road property and equipment include the following categories of assets, with the indicated useful lives:

                  Description                Asset Life
               Road property                 15-46 years
               Bridges                       25-46 years
               Rolling stock                  5-15 years
               Equipment                      5-12 years
                                             ===========

The straight-line, composite method of depreciation is used for certain road property. When an asset is retired, its cost, less any proceeds from sale, is charged to accumulated depreciation. For extraordinary retirements, however, the cost and related depreciation are removed from the accounts and a gain or loss is recognized.

Income Taxes

The Company files a consolidated income tax return. A tax allocation agreement arrangement exists whereby each affiliated company's income tax is an amount equal to that which would have resulted had each filed its own income tax return.

Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109,
"Accounting for Income Taxes," which requires the liability method for computing deferred income taxes.

Deferred income taxes result as the Company recognizes certain income and expense items in different years for financial and tax reporting purposes. Deferred income tax assets and liabilities are classified in accordance with the classification of the assets and liabilities to which they relate. Temporary differences that give rise to deferred income taxes are (a) tax depreciation in excess of depreciation for financial reporting purposes and (b) reserves for potential liabilities related to litigation, nonvested vacation and self-insured medical claims, among others, which will not be deductible for tax purposes until future periods.

Interest Rate Risk Management

One of the Railroads uses derivative financial instruments, specifically interest rate swaps and interest rate caps to manage the interest rate risk on its Term Notes Payable (See
Note 5). In January, 1993, the Railroad entered into a 3-year swap, which expires in January, 1996, whereby the floating rate on a notional amount of $17,500,000 was exchanged for a fixed libor rate of 5.03%. In March, 1995, the notional amount on this swap was reduced to $12,500,000. In March, 1995, the Railroad entered into a 2-year interest rate cap agreement commencing January, 1996, with the cap libor rate at 9.15% on a notional amount of $10,000,000, replacing a previous 2-year cap which expired January, 1995. The fees paid by the Railroad for interest rate caps are capitalized and amortized to interest expense over the period covered by the agreement.

Industry Concentration

Although the Railroads' accounts receivable include a number of railroads and customers within various industries, a large portion of the Railroads' rail traffic is attributable to customers operating in the coal and grain industries. The Railroads regularly grant trade credit to customers. In addition, the Railroads grant trade credit to railroads through the routine interchange of traffic.

Use of Estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

3.  DEBT AND EQUITY RESTRUCTURINGS AND REFINANCING:

In 1993, one Railroad repaid the balance on its note payable to its senior lender. As a result, the gain of $8,940,000 has been recorded as an extraordinary item on the statement of income. The extraordinary gain is the result of recognizing the remaining amount of deferred partial debt forgiveness.
In 1993, one Railroad redeemed the 1,000 shares of Series B convertible value building preferred stock then outstanding for $12,000,000.

Included in other assets as of December 31, 1995 and 1994, are refinancing costs of $698,000 and $675,000, respectively, net of accumulated amortization of $380,000 and $259,000, respectively. These costs are being amortized on a straight-line basis over the life of the loan. Amortization expense totaled $121,000, $135,000 and $124,000 in 1995, 1994 and 1993, respectively.

4.  REVOLVING LINE OF CREDIT:

In January, 1993, one Railroad obtained a 3-year unsecured $10,000,000 revolving line of credit with a bank group, replacing the agreement previously in place. An amendment was made in September, 1995 extending the revolving line of credit agreement to September, 1998. Interest is at the bank's prime rate plus 0.25% (9.00% at December 31, 1995) or LIBOR + 1.5% (7.37% at December 31, 1995), as selected by the Company. The interest rate is determined by the Railroad's ratio of Funded Debt to Total Capitalization as defined in the agreement. Based on the ratio, the interest rate will be between prime and prime plus 0.5% or between libor plus 1.25% and libor plus 1.75%. A commitment fee of 0.25% per annum on the first $5 million in unused revolver and 0.125% on the unused portion above $5 million is assessed quarterly. At December 31, 1995 and 1994 the Railroad was in compliance with all covenants and ratios required to borrow funds under the facility.

5.  LONG-TERM DEBT:

Long-term debt at December 31, 1995 and 1994 consists of debt on the books of the Railroads and one real estate management company as follows (in 000's):
                                                   1995     1994
Term Notes Payable, interest currently at
LIBOR + 1.75% or Prime + 0.5%, quarterly
installments of interest and $1,250 in
principal through maturity on January 31,
2000 (see below)                                 $21,250   $26,250

Interest-free loans from government for
rehabilitation projects, payable in various
installments through August, 1997, secured
by the related road property (see below)             652       820

Installment note payable, with imputed
interest at 10%, payable in installments
through May, 1996                                     28       118

Promissory Note, interest at 8%, quarterly
installments of interest and principal
through maturity on August 3, 1997, secured
by a first mortgage on the related track
structure                                            465       722

Interest-free loans from governmental
agencies and a shippers' association for
rehabilitation projects completed in
1994, payable either in annual install-
ments or in various installments based
on annual revenue carloads originated
and terminated on the line through
July 1, 2006, secured by the related
road property (see below)                          1,884     1,956

Promissory Note, interest at 7.25%, quarterly
installment of interest and principal through
maturity on June 1, 2001, secured by a first
mortgage on the related office building.             346       395

     T O T A L                                   $24,625   $30,261

Less- Current maturities                           5,758     5,806

          Long-term portion                      $18,867   $24,455
                                                 =======   =======

Long-term debt maturities as follows(in 000's):

           Year                             Amount
           1996                            $ 5,758
           1997                              5,444
           1998                              5,449
           1999                              5,395
           2000                              1,590
           2001 and thereafter                 989
                                           $24,625
                                           =======

The Term Notes Payable represents notes payable to a bank group. While unsecured, the Term Notes require the Railroad to comply with various ratios and covenants, including, among other things, limitations on new debt, dividends and asset sales. At December 31, 1995 and 1994 the Railroad was in compliance with all covenants and ratios required to borrow funds under the facility. Additional terms and conditions require the Railroad to limit the exposure to interest rate risk by hedging at least 50% of the outstanding balance of the Term Notes (see Note 2).

The loans from the government and a shippers' association will become immediately due and payable in the event of abandonment of any of the rehabilitated lines, discontinued use of the track structure for rail freight services or the filing for bankruptcy or insolvency.

6.   CAPITAL LEASES:

One Railroad has entered into a capital lease for 650 covered hoppers, with interest at 11.5%, payable in monthly installments beginning at $285 per car in 1991, increasing in 1993 to $300 per car and in 1995 to $330 per car through 2005. Beginning in December 1999, and continuing through December 2005, the Company has the option to purchase the cars at $8,000 each per terms contained in the capital lease agreement.

The Railroad has also entered into a capital lease for 100 covered hoppers, with interest at 11.5%, payable in monthly installments beginning at $285 per car in 1993, increasing in 1995 to $300 per car and in 1997 to $330 per car through December 2006. At the expiration of the lease on December 2006, the Company has the option to purchase the cars at $4,100 to $7,300 each per terms contained in the capital lease agreement. Future minimum lease payments on capital leases at December 31, 1995 are as follows: (in 000's)

     1996                                         $ 2,934
     1997                                           2,970
     1998                                           2,970
     1999                                           3,337
     2000                                           2,772
     2001 and thereafter                           15,201
     Total minimum lease payments                  30,184
     Less amount representing interest             12,456
     Present value of future minimum
          lease payments                           17,728
     Less current maturities                          937
     Long-term capital lease
          obligation                              $16,791
                                                  =======

The covered hoppers have been included in property and equipment on the accompanying balance sheet at the net present value at the inception of the leases which totaled $18,928,000, net of $4,425,000 of amortization at December 31, 1995.

7.   OPERATING LEASES:

One Railroad leases various rolling stock, other equipment and office space under operating leases with initial noncancelable lease terms in excess of one year. Total rental expense for all operating leases amounted to $3,830,000, $3,506,000 and $3,747,000 in 1995, 1994 and 1993, respectively.

Future minimum lease payments on operating leases at December
31, 1995, are as follows (in 000's):

     1996                                         $ 3,681
     1997                                           1,415
     1998                                           1,273
     1999                                             821
     2000                                             760
     2001 and thereafter                            4,440
     Total minimum lease payments                 $12,390
                                                  =======
8.  INCOME TAXES:

The provision for income taxes from continuing operations consisted of the following (in 000's):

                    1995       1994       1993
Federal
 Current         $ 3,292    $   426    $   783
 Deferred          3,369      1,710      3,256
                   6,661      2,136      4,039
State
 Current             666         61         44
 Deferred            594        302        574
                   1,260        363        618

                 $ 7,921    $ 2,499    $ 4,657
                 =======    =======    =======

The following summarizes the estimated tax effect of significant cumulative temporary differences that are included in the net deferred income tax liability (in thousands):

                                     1995        1994
Property and equipment           $ 26,411     $ 23,829
Federal alternative minimum tax
  credit carryforwards             (1,395)      (3,119)
State alternative minimum tax
  credit carryfowards                (759)        (132)
State net operating loss
  carryforwards                      (298)      (1,036)
Reserves and accruals              (1,713)      (1,303)
Other items, net                      184          228

Net deferred tax liability       $ 22,430     $ 18,467
                                 ========     ========

As of December 31, 1995, the Company has net operating loss carryforwards for state income tax purposes totaling approximately $4,936,000. Additionally, the Company has alternative minimum tax credit carryforwards of approximately $1,395,000 for federal income tax purposes and $759,000 for state income tax purposes.

The Company has not provided any valuation allowances against deferred income tax assets as management believes that the deferred tax assets will be realized based on estimates of future taxable income, future reversals of existing taxable temporary differences, or available tax planning strategies.

The reconciliation of the federal statutory income tax rate to the effective income tax rate follows:

                                   1995      1994      1993
Federal statutory rate             34.0%     34.0%     34.0%
State income taxes,
  net of federal benefit            4.8       4.8       4.8
Other, net                          1.1       4.6       0.4

Effective tax rate                 39.9%     43.4%     39.2%
                                   =====     =====     =====

9.  GRANTS AND REIMBURSEMENTS FROM GOVERNMENTAL AGENCIES:

The Railroads receive grants and reimbursements from governmental agencies to rehabilitate portions of their track structure.
These grants and reimbursements do not represent a future liability of the Railroads unless the Railroads abandon the rehabilitated track structure within a period of ten years after the rehabilitation. As the Railroads do not intend to abandon this track, the amounts of these grants have been deferred and are being amortized as a noncash offset to depreciation expense over the useful life of the related road property.

In 1995, one Railroad signed a three-year $3,887,082 contract with the Iowa Department of Transportation to replace 27.5 miles of jointed rail with continuously welded rail. The work will take place on certain portions of the line between Tara, Iowa, and LeMars, Iowa, in annual segments of 5.5, 11.0 and 11.0 miles in 1995, 1996 and 1997, respectively. The 1995 work was completed as scheduled. The project is partially funded by a state/federal grant of 20% of the project cost, a state 0% interest loan of 28.4% of the project cost, a shipper association 0% interest loan of 8.4% of the project costs with the remaining 43.2% of the project cost paid directly by the Railroad. The contract does contain contingency amounts related to the cost of the rail. Any cost overrun, other than the rail contingency written into the contract, is the Railroad's responsibility.

10.  CONTINGENCIES:

One Railroad is a defendant in certain lawsuits resulting from railroad operations. Management believes that adequate provision has been made in the financial statements for any expected liabilities which may result from the disposition of such lawsuits. While it is possible that some of the foregoing matters may be settled at a cost greater than that provided for, it is the opinion of management that the ultimate liability, if any, will not be material to the Company's financial position or results of operations.

During 1993, one Railroad negotiated a new 10-year transportation contract and favorably resolved a contingency.
Accordingly, in 1993, the accrual of $3,500,000 for this contingency was eliminated and reversed into revenue.

One Railroad is party to certain deferred compensation agreements, the after-tax cost of which is to be funded by the majority stockholder of the Company. Pursuant to terms of these agreements, a total of 13% of the equity value of the Company would be paid to certain railroad officers upon the sale of over 50% of the Company's stock.

11.  EMPLOYEE BENEFITS:

Employees retiring from one Railroad upon or after attaining age 60 who had an employment relationship with the previous owner and operator of the line at the date the Railroad commenced operations and who have rendered at least 30 years of continuous service are entitled to postretirement medical benefits to age 65. These benefits are subject to deductibles, co-insurance provisions and other limitations. The Railroad may amend or change the plan periodically subject to its union labor agreements.

The liability recorded for accumulated postretirement benefit costs is approximately $3,210,000. The plan is currently unfunded; the Railroad anticipates funding future claims with the Railroad's operating cash flows.

Assumptions used in accounting for the postretirement benefit plans as of December 31, 1995, 1994 and 1993, are as follows:

                                  1995         1994         1993
  Discount rate                  5.69%         7.5%        6.25%
  Annual turnover rate           3.36%        0.99%        0.99%
  Average annual claim cost
     per retiree                $5,840       $5,546       $5,207
                                ======       ======       ======

In 1995, 1994 and 1993, health care costs are assumed to increase by 10% per year. This rate of increase is assumed to decrease by 1% every third year until reaching 4%, when the rate of increase is assumed to remain constant.

The expense for postretirement medical benefits for 1995, 1994 and 1993 was $133,000, $17,000 and $442,000, respectively. The
Railroad is using the corridor approach and therefore has recognized only a portion of the actuarial gain as of December 31, 1995 in determining the net periodic pension cost. Cash payments for benefits relating to these years totaled $133,000, $216,000 and $339,000, respectively. The periodic expense for postretirement medical benefits included the following components:

                                       1995        1994      1993
 Service cost for benefits earned
   during the year                 $151,000    $184,000   $285,000
 Interest cost on accumulated
   post retirement benefit cost     222,000     213,000    211,000
 Change in assumptions             (191,000)   (630,000)   (54,000)
 Unrecognized Actuarial (Loss)Gain  (49,000)    250,000         -

               Total expense       $133,000    $ 17,000   $442,000
                                   ========    ========   ========

Based on the December 31, 1995 calculation, a 1% per year additional increase in health care costs above these assumptions would increase the recorded liability for accumulated postretirement benefit costs by approximately $288,000.

12.  SUBSEQUENT EVENT:

On January 17, 1996 the Company and its stockholders entered into a definitive agreement to sell all the stock of the Company to Illinois Central Corporation. The transaction will require U.S. Department of Transportation approval. The sale of stock will not close until regulatory approval has been obtained. The regulatory review process is expected to take between three and nine months.

If the transaction receives regulatory approval and closes, the deferred compensation payments discussed in Note 10 would be required. The expense and related tax benefit would be recorded in the Company's statement of income in the period in which the transaction occurs. The required capital contribution from the majority shareholder also would be recorded and would approximately equal the net of tax amount of the deferred compensation payments, thus the net impact on stockholders' equity would be immaterial.

                ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES
                   INDEX TO PRO FORMA FINANCIAL INFORMATION


Pro Forma Financial Information                               P-1

Pro Forma Condensed Consolidated Statement of Income for
 the Three Months Ended March 31, 1996                        P-2

Notes to Pro Forma Condensed Consolidated Statements of
  Income for the Three Months Ended March 31, 1996            P-3

Pro Forma Condensed Consolidated Balance Sheet at
  March 31, 1996                                              P-4

Notes to Pro Forma Condensed Consolidated Balance Sheet
  at March 31, 1996                                           P-5

Pro Forma Condensed Consolidated Statement of Income for
  the year Ended December 31, 1995                            P-6

Notes to Pro Forma Condensed Consolidated Statement of
  Income for the year Ended December 31, 1995                 P-7

                       PRO FORMA FINANCIAL INFORMATION

          The following unaudited pro forma condensed consolidated statements of income of Illinois Central Corporation and Subsidiaries ("IC") for the twelve months ended December 31, 1995 and the three months ended March 31, 1996 (the "Pro Forma Income Statements") and the pro forma condensed consolidated balance sheet of IC as of March 31, 1996 (the "Pro Forma Balance Sheet") (together the "Pro Forma Statements") were prepared to illustrate the estimated effects of the acquisition of CCP Holdings, Inc. ("CCPH") by IC (the "Acquisition"). The Pro Forma Statements reflect the use of the purchase method of accounting. The Pro Forma Income Statements assume that the Acquisition occurred as of January 1, 1995 and January 1, 1996, respectively. The Pro Forma Balance Sheet assumes that the Acquisition occurred on March 31, 1996. The total purchase cost, including fees and expenses, has been allocated to the assets and liabilities of CCPH based on their book values as no studies, evaluations or other investigations have occurred or will be conducted until closing.

          The unaudited Pro Forma Statements have been presented for informational purposes only, are not indicative of what IC's actual results of operations or financial conditions would have been had the Acquisition occurred as of January 1,1995 or January 1, 1996, respectively or at March 31, 1996 and do not purport to indicate IC's consolidated results of operations for any future date or period or financial position at any future date.

          The unaudited pro forma adjustments are based upon available information and upon certain assumptions. The unaudited Pro Forma Statements and the accompanying notes should be read in conjunction with the selected historical consolidated financial statements of IC and CCPH, including the notes thereto. IC's financial statements are contained in its Form 10-Q for the three months ended March 31, 1996 (File No. 1-10720) filed with the Commission on May 10, 1996 and its Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-10720) filed with the Commission on March 11, 1996. CCPH's financial statements are filed beginning on F-1.

               ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES
             Pro Forma Condensed Consolidated Statement of Income
                     Three Months Ended March 31, 1996
                         ($ in millions)
                           (Unaudited)

                                                   Adjustments/
                              IC         CCPH      Eliminations   Pro Forma
 Revenues                  $   162.3    $   21.6   $              $  183.9
 Operating expenses            102.0        12.2         .8  (1)
                                                       (1.7) (2)     113.3
 Operating income               60.3         9.4         .9           70.6
 Interest expense, net          (7.7)        (.8)        .3  (3)
                                                       (1.9) (4)     (10.1)
 Other income, net                .3          .2                        .5

 Income before income taxes     52.9         8.8        (.7)          61.0
 Provision for income taxes     19.8         3.5        (.3) (5)      23.0

 Net income                $    33.1    $    5.3  $     (.4)     $    38.0

 Income per share          $     .54                             $     .61

 Weighted average number of shares
  of common stock and common stock
  equivalents outstandind  61,742,614                            61,742,614

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated
     Statement of Income.

                   ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1996

The following is a summary of the adjustments/eliminations reflected in the unaudited Pro Forma Condensed Consolidated Statement of Income for the three months ended March 31, 1996.

1) Amortization of Goodwill calculated on the difference between the price of $125 million and the book value of stockholders' equity ($54.1 million) on January 1, 1996 as adjusted for the amortization of acquisition liability for severances and amortized over 25 years. Actual Goodwill will be determined following the closing of the acquisition and the complete valuation of the assets and liabilities existing upon closing. The amortization period of 25 years is based on preliminary evaluation of asset lives and could change.

2) Reduction to operating expenses reflecting revised operating policies and procedures, reduced employment levels and lower materials expense as a result of management's operating plan, offset by increased other tax expense. Amount does not include $4.5 million in one-time severances.

3) Elimination of CCPH's interest expense on the portion of the beginning debt balance assumed paid off with cash available on January 1, 1996, of approximately $15.8 million.

4) Increased interest expense caused by the additional borrowings required to finance the acquisition.
          Approximately $100 million will be financed at IC's subsidiary, Illinois Central Railroad Company. Approximately $25 million will be financed by IC using its bank lines.

5)        Reflects the tax effects of Pro Forma adjustments.

             ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES
             Pro Forma Condensed Consolidated Balance Sheet
                          as of March 31, 1996
                            ($ in millions)
                              (Unaudited)


                                                      Adjustments/
                                   IC       CCPH     Eliminations Pro Forma
 Cash and cash equivalents      $    11.1  $   6.8  $   (5.0) (2) $   12.9
 Other current assets               102.9     21.0       (.2) (4)    123.7
 Investments                         13.3        -                    13.3
 Properties, net                  1,292.6    114.3                 1,406.9
 Goodwill                                               77.1  (1)
                                                         4.5          81.6
 Other assets                        15.3       .4                    15.7
    Total assets                $ 1,435.2  $ 142.5  $   76.4      $1,654.1

  LIABILITIES AND STOCKHOLDERS' EQUITY:
 Current liabilities            $   189.1  $  26.7  $    4.5  (3) $
                                                        (1.3) (2)
                                                         (.2) (4)    218.8
 Long-term debt                     387.4     21.9     136.5  (1)
                                                        (3.7) (2)    542.1
 Deferred taxes                     252.7     25.8                   278.5
 Other liabilities                  114.9      8.7                   123.6

 Stockholders' equity               491.1     59.4     (59.4) (1)    491.1

    Total liabilities and
     stockholders' equity       $ 1,435.2  $ 142.5  $   76.4      $1,654.1

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated
 Balance Sheet.

                   ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF MARCH 31, 1996

          The following is a summary of the adjustments/eliminations reflected in the unaudited Pro Forma Condensed Consolidated Balance Sheet.

1)        Reflects the acquisition of 100% of the stock of CCP.

2)        Assumes CCP's cash is used to reduce acquired bank debt.

3)        Reflects anticipated severance costs of $4.5 million.

4)        Eliminates intercompany car hire balances at March 31, 1996.

           ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES
         Pro Forma Condensed Consolidated Statement of Income
                      Year Ended December 31, 1995
                          ($ in millions)
                            (Unaudited)

                                                Adjustments/
                               IC      CCPH     Eliminations  Pro Forma
 Revenues                   $  643.8  $  76.0   $             $  719.8
 Operating expenses            413.3     53.0       3.4  (1)
                                                   (6.9) (2)     462.8

 Operating income              230.5     23.0       3.5          257.0
 Interest expense, net         (29.5)    (4.1)       .3  (3)
                                                   (7.4) (4)     (40.7)
 Other income, net              (.2)       .9                       .7

 Income before income taxes    200.8     19.8      (3.6)         217.0
 Provision for income taxes     71.0      7.9      (1.3) (5)      77.6

 Income before extraordinary
   item, net                $  129.8  $  11.9   $  (2.3)      $  139.4

 Income per share before
   extraordinary item       $   2.06                          $   2.22

 Weighted average number of shares
   of Common Stock and Common Stock
   equivalents outstanding 62,885,121                        62,885,121

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated
  Statement of Income.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    Year Ended December 31, 1995

The following is a summary of the adjustments/eliminations reflected in the unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1995.

1) Amortization of Goodwill calculated on the difference between the price of $125 million and the book value of stockholders' equity ($43.9 million) on January 1, 1995 as adjusted for the amortization of acquisition liability for severances and amortized over 25 years. Actual Goodwill will be determined following the closing of the acquisition and the complete valuation of the assets and liabilities existing upon closing. The amortization period of 25 years is based on preliminary evaluation of asset lives and could change.

2) Reduction to operating expenses reflecting revised operating policies and procedures, reduced employment levels and lower materials expense as a result of management's operating plan, offset increased other tax expense. Amount does not include $4.5 million in one-time severances.

3) Elimination of CCPH's interest expense on the portion of the beginning debt balance assumed paid off with cash available on January 1, 1995, of approximately $3.8 million.

4) Increased interest expense caused by the additional borrowings required to finance the acquisition.
          Approximately $100 million will be financed at IC's subsidiary, Illinois Central Railroad Company. Approximately $25 million will be financed by IC using its bank lines.

5)        Reflects the tax effects of Pro Forma adjustments.


                    ILLINOIS CENTRAL CORPORATION & SUBSIDIARIES
                                    EXHIBIT INDEX


Exhibit Index          Description                     Sequential Page No.
      23.1             Consent of Independent Accountants    (A)



(A)  Included herein but not reproduced